ALL AMERICAN
    PIPELINE COMPANY


George R. Hargreaves
President and Chief Executive Officer


August 2, 1993


Mr. J. E. Shamas
President
Texaco Trading and
  Transportation Inc.
1670 Broadway
Denver, Colorado 80202

Dear Jim:

In an effort to provide firm assurances of All American Pipeline Company ("AAPL") proposed tariff rates, you have requested that AAPL set out the tariff structure for the transportation of Point Arguello (PAPCO) OCS oil production in a Letter Agreement. After acceptance by PAPCO producers, this offer can be formalized, as appropriate, by definitive agreements. In this regard, AAPL offers the following:

1.   Tariff Rates

     The contract rates for transportation of OCS oil originating at Gaviota and Las Flores to each of the following locations shall be:

     A. Sisquoc: At the time the Pentland tariff rate is modified, AAPL will post a tariff rate of $1.20/bbl to Sisquoc. On January 01, 1994, and annually thereafter, the Sisquoc tariff rate shall be permitted to increase by an amount to be calculated pursuant to Paragraph 2 (Other Rate Provisions) of this Agreement.

     333 Clay Street . Suite 2700 . Houston, Texas 77002 . (713) 750-4551

Mr. J. E. Shamas
August 2, 1993
Page 2

     B. Pentland: AAPL at any time, in its sole discretion, may increase the tariff to Pentland to $1.30/bbl. On January 01, 1994, and annually thereafter, the Pentland tariff rate shall be permitted to increase by an amount to be calculated pursuant to Paragraph 2 (Other Rate Provisions) of this Agreement.

     C. Twelve Gauge: If the proposed Cajon Pipeline system ("Cajon") commences operations prior to January 01, 1996, thirty days prior to the commencement of operations on Cajon, AAPL shall post a tariff rate of $1.42/bbl to its Twelve Gauge Station. On or after January 01, 1996 the tariff rate shall be the sum of $1.42/bbl and any escalations effective on or after January 01, 1996 as calculated pursuant to Paragraph 2 (Other Rate Provisions) of this Agreement.

     D. Cadiz: If Four Corners Pipe Line places Line 90 into OCS service to Los Angeles prior to January 01, 1996, thirty (30) days prior to the commencement of operations, AAPL shall post a tariff rate for transportation to Cadiz of $1.50/bbl. On or after January 01, 1996 the tariff rate shall be the sum of $1.50/bbl and any escalations effective on or after January 01, 1996 as calculated pursuant to Paragraph 2 (Other Rate Provisions) of this Agreement.

     E. West Texas: AAPL may, at any time, in its sole discretion, file an OCS tariff rate from the California coast to West Texas not to exceed $2.75/bbl. On January 01, 1995, and annually thereafter, the maximum tariff rate to West Texas may be increased by an amount to be calculated pursuant to Paragraph 2 (Other Rate Provisions) of this Agreement.

Mr. J. E. Shamas
August 2, 1993
Page 3

     F. Pentland and Emidio to Twelve Gauge or Cadiz: If transportation of San Joaquin Valley oil ("SJV") is requested and AAPL and connecting carriers have facilities reasonably available to accommodate handling and transportation, AAPL shall file a tariff rate for transportation of SJV received by AAPL at Pentland or Emidio and delivered to Twelve Gauge or Cadiz.

          The tariff for SJV received at Pentland shall be the sum of $0.30/bbl to Twelve Gauge or $0.48/bbl to Cadiz (based on power, heating and other operating costs to transport an SJV blend with characteristics substantially similar to current OCS receipts) and

          (i) incremental costs for heating and pumping an SJV blend of higher viscosity than OCS;

          (ii) capital recovery, a just and reasonable rate of return and associated taxes on all new investments for insulated tankage, pumps, manifolding, valves and all other equipment and fixtures necessary to transport SJV oil, and,

          (iii) incremental administrative and overhead expenses associated with administering and operating new assets for transportation of an SJV oil segregation.

          The tariff for SJV received at Emidio shall be the sum of $0.32/bbl to Twelve Gauge or $0.41/bbl to Cadiz (based on power, heating and other operating costs to transport an SJV blend with characteristics substantially similar to current OCS receipts) and

          (i) incremental costs for heating and pumping an SJV blend of higher viscosity than OCS;

Mr. J. E. Shamas
August 2, 1993
Page 4

          (ii) capital recovery, a just and reasonable rate of return and associated taxes on all new investments for insulated tankage, pumps, manifolding, valves and all other equipment and fixtures necessary to transport SJV oil, and,

          (iii) incremental administrative and overhead expenses associated with administering and operating new assets for transportation of an SJV oil segregation.

          These tariffs are based on commencement of transportation of SJV oil from Pentland or Emidio to Twelve Gauge or Cadiz prior to January 01, 1996. If PAPCO producers desire to transport SJV oil from Pentland to Twelve Gauge or Cadiz on or after January 01, 1996, the tariff rate shall be increased annually beginning January 01, 1996 by an amount to be calculated pursuant to Paragraph 2 (Other Rate Provisions) of this Agreement.

2.   Other Rate Provisions

     A. Annual increases: Annual increases in pipeline operating costs, including fuel and power, labor, materials and operating supplies shall be determined using the composite indices shown below:

                %             Component
                -             ---------

               45        Electric Power (1)
               30        Employment (2)
               15        Natural Gas (to Pipelines) (3)
                5        Steel Mill Products (4)
                5        Fluid Power Equipment (5)
               --

Mr. J. E. Shamas
August 2, 1993
Page 5

          (1) Contained within the Producers Price Index - Code 0543
          (2) Employment Cost Index, Total Compensation for Private Industry Workers, Western U.S.
          (3) Contained within the Producers Price Index - Code 0531
          (4) Contained within the Producers Price Index - Code 1017
          (5) contained within the Producers Price Index - Code 1143

          AAPL shall be entitled to increase its tariffs at the dates set out in Paragraph 1 by the annualized percentage increase in the composite indices for the twelve (12) month period ending on the thirty-first
          (31st) of October of the preceding year.


     C. Alternative Indexes: If any of the indices are no longer published, then tariff increases shall be based on percentage changes in the GDP Implicit Price Index unless another index is mutually agreed upon by the parties and this Letter Agreement shall be amended accordingly.

     D. Tariff Adjustments: In no event shall tariff rates decrease due to a decrease in the composite indices or other index used to calculate the annual tariff escalator. If, for any reason during the term of this Agreement, a tariff rate is not escalated on any January 01 escalation date, AAPL may increase the rate at any time during the calendar year after January 01, but only by the escalation that would have been permitted on January 01 of that year. If, for any reason AAPL fails to escalate its tariff on any January 01 escalation date and fails to implement such increase during the calendar year, AAPL shall be entitled to increase its tariff on the next January 01 escalation date but only by an amount equal to the cumulative increase in the composite since the last implemented tariff escalation.

3.   Term:

Mr. J. E. Shamas
August 2, 1993
Page 6


     If accepted in accordance with the terms of this Letter Agreement, the tariff rate structure shall continue in effect until August 15, 2007, and year-to-year thereafter, unless terminated on one (1) years' prior written notice to shippers or carrier. The first date at which this Agreement can terminate is August 15, 2007.

4.   Shipper Commitment

     Beginning on January 01, 1996, the undersigned PAPCO producers (hereinafter "PAPCO producers") agree to transport or cause to be transported all production that is currently or may in the future be produced by the PAPCO producers and processed through the PAPCO oil processing plant at Gaviota ("PAPCO production") through the AAPL system to destinations east of Gaviota, California. Each shipper shall provide its pro rata share of crude oil, as determined by carrier, required for operation of the pipeline to the delivery points to which shippers elect to transport oil.

     If new pipeline capacity to Los Angeles referred to below is not available by January 01, 1996, but construction is being diligently pursued or supported by unconditional T&D Agreements, and if PAPCO producers and GIMT receive all required regulatory approvals to tanker until such new pipeline capacity is completed, then the date upon which all PAPCO production must be transported on the AAPL system shall commence upon the earlier of January 01, 1997 or such time as new pipeline capacity is available. Provided however, from January 01, 1996 until the earlier of January 01, 1997 or the cessation of tankering, PAPCO shall have the obligation to ship 75% (seventy-five percent) of its production on the AAPL system.
     Compliance with this obligation shall be determined based on a quarterly average. For the purpose of this Paragraph, new pipeline capacity shall refer to the construction of Cajon Pipeline from AAPL's Twelve Gauge Station to

Mr. J. E. Shamas
August 2, 1993
Page 7

     Los Angeles or the reversal of FCPL's Line 90 to accommodate neat OCS transportation to Los Angeles.

     Except as noted above, the PAPCO producers will be required to use AAPL to transport all PAPCO production throughout the term of this Agreement unless a force majeure or other circumstances beyond the reasonable control of the parties make AAPL unavailable or incapable of transporting all PAPCO OCS production.

5.   AAPL Commitment

     This Letter Agreement represents a commitment by AAPL only to its proposed tariff structure. The PAPCO producers recognize that AAPL has not undertaken facility modifications to accommodate crude oil deliveries at either its Twelve Gauge Stations or its Cadiz Station. If shippers commit to support the construction of either the Cajon Pipeline alternative or the reversal of Line 90, AAPL will make good faith efforts to arrange and complete mutually agreeable connections; such connections shall be made in substantial conformity with AAPL's Connection Policy, as may be modified by the Connection Agreement executed with the connecting carrier.

6.   No Liability

     This Agreement does not give rise to any cause of action against AAPL based upon delay, postponement or inability to secure permits or approvals from regulatory agencies or for inability or failure to complete and install station modifications necessary to transport OCS crude oil and the PAPCO producers expressly release AAPL from any and all liability in connection with or arising out of any such delay, postponement, inability or failure. AAPL shall pursue all necessary permits and approvals with due diligence.

Mr. J. E. Shamas
August 2, 1993
Page 8

7.   Expiration of Offer

     AAPL will hold this tariff rate offer open until the close of business on August 15, 1993. If this Letter Agreement is not executed in counterpart by the undersigned PAPCO producers representing two-thirds of PAPCO production and returned to AAPL by the expiration date, this offer shall be void and of no further effect.

     The executing PAPCO producers shall be entitled to ship at contract rates up to their full percentage of total PAPCO production. All oil tendered for transportation by a contracting PAPCO party in excess of such parties' full percentage of production shall also be transported at AAPL's contract rate.

     Neither this offer nor termination of the offer shall be used against AAPL in any regulatory or judicial proceeding.

8.   F.E.R.C. Approval

     This Agreement is subject to all applicable rules and regulations of the F.E.R.C. or other jurisdictional authorities. The PAPCO producers and AAPL recognize that the F.E.R.C. is currently considering modifications to its ratemaking procedures. In the event that AAPL's proposed rate structure is deemed unacceptable by any rules, regulations or orders of the F.E.R.C. or other jurisdictional authority, the PAPCO producers and AAPL shall use their best efforts to structure a rate agreement consistent with F.E.R.C. rules and regulations that results in equivalent rates and revenues to AAPL. Notwithstanding Paragraph 9, the PAPCO producers further agree that they shall not protest, file a complaint or otherwise contest in any federal or state judicial or administrative proceeding the reasonableness of the rates and charges contained in this Agreement.

Mr. J. E. Shamas
August 2, 1993
Page 9

9.   Tariff Rules and Regulations

     All crude oil tendered for transportation shall be subject to the terms and conditions of AAPL's published tariffs, as may be amended, altered or modified from time to time by AAPL, in its sole discretion. Such amendments shall not change the rate structure contained in this Agreement. The PAPCO producers reserve the right to contest any future terms and conditions deemed by the PAPCO producers to be unduly preferential, unjustly discriminatory or otherwise in violation of AAPL's common carrier obligations.

     The tariff rates contained in this offer establish charges for only transportation services specifically set out herein. These rates shall in no way be used to determine the reasonableness of any other charge or rate that is currently published by AAPL or that may be published in the future. AAPL, in its sole discretion, may publish, amended or establish new rates or charges for other services not specifically set out in this Agreement.

10.  Contract Rates

     The tariff rates set out in this Letter Agreement shall be published as contract rates for California receipt points on the existing AAPL system. The contract shall contain terms and conditions substantially similar to those contained in this Agreement. Should the published rates for non-contract transportation or should other contract or non-contract rates for similar transportation services offered by AAPL be less than the contract rates set out herein, PAPCO shall be entitled to ship under the lowest tariff rate.

Mr. J. E. Shamas
August 2, 1993
Page 10

If the foregoing is agreeable, please arrange for the undersigned PAPCO producers to execute this Letter Agreement in counterpart and return to AAPL by August 15, 1993. This Letter Agreement shall not be binding unless executed by the parties in accordance with the terms of this Agreement.

Sincerely,
ALL AMERICAN PIPELINE COMPANY

BY: /s/ George R. Hargreaves
   ---------------------------------------
     George R. Hargreaves
     President and Chief Executive Officer


Agreed to and Accepted by:

TEXACO TRADING AND                              CHEVRON
TRANSPORTATION INC.

BY: /s/ William J. Finnerty                     BY: /s/ C. L. Blackwell, Jr.
   ------------------------------                   ------------------------
   Name: William J. Finnerty                        Name: C. L. Blackwell, Jr.

      8/13/93                                          8-13-93
   ------------------------------                   ------------------------
   Date                                             Date


SUN OPERATING LIMITED PARTNERSHIP
BY ORYX ENERGY COMPANY
ITS MANAGING GENERAL PARTNER

BY:   /s/ William F. Whitsitt
   ------------------------------------------------------
   Name William F. Whitsitt
   Title: Vice President, Marketing & Public Affairs

   September 3, 1993
   -----------------------------------------------
   Date